Section 16(a) Beneficial Ownership Reporting Compliance
Bank of America Corporation filed a Statement of Changes in
 Beneficial Ownership on Form 4
on March 18, 2011, after the required time period, for six transactions that occurred during the fiscal year ended October 31, 2010. In addition,
 Neuberger Berman Group LLC filed an Initial
Statement of Beneficial Ownership of Securities
 on Form 3 after the required time period. The filing did not relate to any transactions in Fund shares.